[HUNTWAY REFINING COMPANY LETTERHEAD]



Mr. Gary Magness                                                    May 11, 2000
Magness Petroleum Company
301 E. Ocean Blvd., Suite 1010                              Fax:  (562) 437-0365

Dear Gary:

     This is to confirm our agreement of today to amend the Price and Term clauses of our Crude Oil Sale/Purchase contract dated November 7, 1996 as amended, effective June 1, 2000 to read:

     Price: The price per net barrel delivered shall be the average of Union 76 (Tosco), Mobil and Texaco posted prices for Wilmington crude oil, averaged over the month of delivery and adjusted for gravity actually delivered, plus a bonus of sixty cents ($0.60) per net barrel. Deliveries are deemed to be in equal daily quantities over each month for purposes of this price clause.

     Term: This agreement shall continue through May 31, 2001 and shall continue thereafter until terminated at the end of a calendar month by written notice from one party to the other party, such notice being delivered no less than thirty days in advance of the effective termination date as stated in the notice. (Notice given by May 1, 2001 can terminate the agreement June 1, 2001.)

     If this is in accordance with your understanding of our agreement, please so indicate by signing and returning one copy of this letter.

                                            Yours truly,

                                            /s/ T. L. Stringer
                                            T.L. Stringer
                                            Executive Vice President


Agreed this 11th day of May, 2000
Magness Petroleum Company

/s/ Gary Magness
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Its President
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